Emisphere Technologies, Inc.

EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.:
Dory Lombardo-Valiquette
Senior Manager, Investor Relations
and Corporate Communications
(914) 785-4742

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AT FRB | WEBER SHANDWICK:
George Zagoudis                             Leslie Loyet                        Cindy Martin
General Information                         Analysts/Investors                  Media Inquiries
(312) 640-6663                              (312) 640-6672                      (312) 640-6741
gzagoudis@webershandwick.com                lloyet@webershandwick.com           clmartin2@webershandwick.com
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          EMISPHERE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS FOR 2003

                   - PROVIDES UPDATE ON DEVELOPMENT PROGRAMS-

Tarrytown, NY - November 12, 2003 - Emisphere Technologies, Inc. (Nasdaq: EMIS) today announced financial results for the third quarter ended September 30, 2003. The Company also provided an update on development programs involving its proprietary eligen(TM) oral drug delivery technology.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere, commented on the third quarter, stating, "This past quarter we continued to execute our key strategic objective of creating improved dosage forms of our lead product candidates. During this quarter, we progressed enhanced dosage forms of both insulin and heparin into clinical testing. In addition, we commenced the manufacture of clinical supplies for early-stage studies in our qualified good manufacturing practices (GMP) facility. We believe that we will clearly benefit from our focused structure, given our continued decrease in research spending, while dedicating our resources to the advancement of our programs."

Third Quarter Results

Emisphere reported a net loss for the three months ended September 30, 2003 of $14.3 million, or $0.79 per share, compared to a net loss of $13.0 million, or $0.72 per share, for the same period in 2002. The net loss includes a non-cash asset impairment charge of $4.3 million, or $0.24 per share, in 2003 and a restructuring charge of $0.2 million and a non-cash impairment charge of $0.2 million, or $0.02 per share in total, in 2002.

In the third quarter ended September 30, 2003, Emisphere reduced its occupancy costs by surrendering 27% of its total leased space, primarily consisting of a portion of its offices at its Tarrytown, New York facility. The estimated impact of this decision is to lower annual rental cost by $1.5 million, in addition to receiving operating lease payments of approximately $1.0 million for leasehold improvements and furniture expenditures with reimbursements spread out over the next nine years, subject to certain terms and conditions. This transaction triggered the previously mentioned $4.3 million, or $0.24 per share, non-cash asset impairment charge on assets related to the surrendered space.

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Excluding impairment and restructuring charges for both years, the net loss for the three months ended September 30, 2003 was $10.0 million, or $0.55 per share, compared to a net loss of $12.7 million, or $0.70 per share, for the same period in 2002. The $2.7 million reduction in net loss resulted from a $3.3 million decrease in operating expense, partially offset by a $0.6 million decrease in contract research revenue over the same period last year.

In the third quarter of 2003, excluding charges outlined above, operating expense decreased by $3.3 million, or 25%, from $12.9 million to $9.6 million, over the same period last year. The reduction in operating expense was primarily due to decreases of $2.6 million, or 31%, in research and development costs, $0.6 million, or 21%, in general and administrative expenses, and $0.1 million, or 4%, in depreciation and amortization expenses. The larger portion of this decrease in operating expense was due to the completion of Emisphere's Phase III PROTECT Trial and related studies, as well as the subsequent staff reduction and closing of the Farmington, Connecticut facility, all of which were announced in 2002.

Revenue in the third quarter decreased by $0.6 million compared to the same period in 2002. This was primarily due to the completion of Emisphere's early-stage clinical studies in collaboration with Eli Lilly and Company, that amounted to $0.7 million in 2002, which was partially offset by cost reimbursements from an undisclosed collaborator on a clinical feasibility study. Contract research revenue consists of revenue from collaborative agreements and feasibility studies, and is comprised of reimbursed research and development costs.

Net investment expense for the third quarter remained unchanged when compared to the same period last year. During the quarter ended September 30, 2003, Emisphere received higher interest income from a gain on the sale of bonds offset by higher non-cash interest expense.

Nine Months Results
For the first nine months ended September 30, 2003, Emisphere reported a net loss of $35.6 million, or $1.97 per share, compared with a net loss of $59.3 million, or $3.32 per share, for the same period last year. This net loss includes a restructuring credit of $0.1 million and a non-cash asset impairment charge of $5.3 million, or $0.29 per share, in 2003 and a restructuring charge of $1.5 million and a non-cash impairment charge of $4.6 million, totaling $6.1 million, or $0.34 per share, in 2002.

Excluding impairment and restructuring charges for both years, the net loss for the nine months ended September 30, 2003 was $30.4 million, or $1.68 per share, compared to a net loss of $53.3 million, or $2.98 per share, for the same period in 2002. This $22.9 million reduction in net loss resulted from a $26.6 million or 48% decrease in operating expense, partially offset by a $2.1 million decrease in contract research revenue and $1.6 million increase in net investment expense compared to the same period last year. The major portion of this decrease in operating expense was due to the completion of Emisphere's Phase III PROTECT Trial and related studies, as well as the subsequent staff reduction and closing of the Farmington, Connecticut facility, all of which were announced in 2002.

The rate of cash consumption continued to trend lower during the third quarter 2003. In the third quarter, cash consumption was $6.8 million, a decrease from the prior quarter ended June 30, 2003, in which consumption was $7.8 million, and from the first quarter of 2003, in which cash consumption was $8.2 million. As of September 30, 2003, Emisphere held cash, cash equivalents and investments totaling $50.9 million.

Farmington Sale Discussions Continue

In late May 2002, following the conclusion of the PROTECT Trial, Emisphere implemented a restructuring plan, scaling back its infrastructure associated with the oral liquid heparin program primarily in its Tarrytown facility. In addition, during the third quarter of 2002, management decided to dispose of its Farmington research facility. The Farmington facility discontinued operations in December 2002.

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Discussions are ongoing with potential buyers of the Farmington facility. To date, current options include preserving the facility as a research facility and converting the site to commercial use. As of September 30, 2003, based on current estimates of expected proceeds, an impairment loss of the carrying value of the land, building and related equipment has not been triggered. Based on current proposals, Emisphere anticipates that not all of the Farmington facility equipment will be sold with the facility. After a financial review of the equipment, Emisphere recorded an impairment charge of approximately $1.0 million in the second quarter of 2003. Based on a Company review as of September 30, 2003, Emisphere concluded that no further charges are necessary at this time.

Presentation of Salmon Calcitonin Phase IIa Data by Novartis

During the third quarter, results of a Phase IIa study conducted by partner Novartis Pharma AG evaluating the performance of an oral tablet formulation of the peptide, salmon calcitonin (calcitonin), were presented by Novartis at the 25th annual meeting of the American Society for Bone and Mineral Research. Calcitonin is currently available only as a nasal spray or as an injectable therapy. The study demonstrated activity on bone markers over a three month dosing period when the peptide was delivered in combination with the EMISPHERE(R) delivery agent.

The data from the study demonstrated that, in comparison to placebo, there was a significant reduction in bone turnover markers observed for one of these doses (1 mg/day; p = 0.0016). Furthermore, only two serious adverse events were reported, neither of which was deemed related to the EMISPHERE(R) delivery agent or to calcitonin.

Novartis plans to initiate Phase IIb testing of the oral form of calcitonin in 2004.

Additional Third Quarter Highlights

    o Completion of a Clinical Study: Earlier this week, Emisphere announced that results from a clinical study evaluating an oral insulin tablet prototype (the EMISPHERE(TM) oral insulin tablet) were presented in a plenary session at the Diabetes Technology Society's 3rd Annual Meeting in San Francisco, California. The Phase I study was designed to test the performance of novel insulin tablet prototypes prepared with an EMISPHERE(R) delivery agent when orally administered to Type 2 diabetic patients who were subsequently either fasted or fed a standard meal. In addition to safety and tolerability, blood glucose, insulin and C-Peptide levels were monitored. The study demonstrated that an oral insulin prototype could be dosed very close to mealtime.

o New Clinical Studies: Emisphere initiated a double-blind, placebo-controlled, multiple dose study in Type 2 diabetics for an oral insulin tablet. Separately, Emisphere also completed a multiple arm dosing study to evaluate different formulations of oral heparin in tablet and capsule dosage forms.

o New Programs: Emisphere advanced into non-human primate testing an oral form of PYY 3-36, a peptide that has been shown to suppress appetite in humans.

o New Appointments: Arthur Dubroff was elected to its Board of Directors, increasing the number of independent members to six, and the total number of members to seven. Mr. Dubroff qualifies as the audit committee financial expert and serves as Chairman of the Audit Committee.

o Partnership update: Emisphere announced with Eli Lilly and Company that Lilly will continue to fund the development of the oral parathyroid hormone 1-34 (PTH) program utilizing Emisphere's eligen(TM) technology, but that all rights previously obtained by Lilly and all data generated for the oral recombinant human growth hormone (rhGH) program, will be returned to Emisphere. Lilly stated that its decision to discontinue rhGH resulted from a need to prioritize its development pipeline, and that it

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             remains committed to Emisphere's technology, as evidenced by joint efforts on PTH.

About The eligen(TM) technology

Emisphere's broad-based oral drug delivery technology platform, known as the eligen(TM) technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE(R) delivery agents, or "carriers". These molecules facilitate the transport of the therapeutic macromolecules across biological membranes such as the small intestine. Emisphere's eligen (TM) technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. (Nasdaq: EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable or inhaled drugs. It is in the business of licensing its proprietary eligen(TM) oral drug delivery technology to partners who apply it directly to their marketed drugs. Emisphere conducts proof-of-concept clinical trials and other early-stage trials to advance the technology and increase value for potential partnering opportunities. Emisphere's eligen(TM) technology has facilitated the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Four oral drug formulations containing EMISPHERE(R) delivery agents have been accepted for clinical testing in the U.S. Emisphere develops pharmaceutical products for its own portfolio and has strategic alliances with some of the world's leading pharmaceutical and biotechnology companies. For further information, please visit WWW.EMISPHERE.COM.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 31, 2003. Emisphere disclaims any responsibility to update any of such forward-looking statements.

                              - Tables to Follow -

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                          EMISPHERE TECHNOLOGIES, INC.
                       Selected Financial Information For
              the three months and nine months ended September 30,
                                  2003 and 2002
                 (in thousands, except share and per share data)
                                   (unaudited)

Condensed Statement of Operations
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                                                      For the three months ended             For the nine months ended
                                                             September 30,                         September 30,
                                                   ----------------------------------    ----------------------------------
                                                        2003                2002               2003               2002
                                                   ---------------    ---------------    ---------------    ---------------

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Contract research revenue                           $        162       $       735        $       434       $      2,553
                                                   ---------------    ---------------    ---------------    ---------------

Costs and expenses:
 Research and development                                   5,833              8,432             16,227             41,645
 General and administrative                                 2,282              2,881              7,627              8,879
 Restructuring                                                                   163               (73)              1,494
 Loss on impairment of intangible and fixed
assets                                                      4,299                  -              5,339              4,404
 Depreciation and amortization                              1,511              1,572              4,590              4,524
                                                   ---------------    ---------------    ---------------    ---------------
  Total Expense                                            13,925             13,048             33,710             60,946

    Operating Loss                                        (13,763)           (12,313)           (33,276)           (58,393)
                                                   ---------------    ---------------    ---------------    ---------------

Investment income and expense:
 Investment income and other income                           772                644              1,530              2,551
 Loss on impairment of investment                                               (190)                                 (190)
 Gain (Loss) on sale of fixed assets                           13                                   (53)
 Interest expense                                          (1,337)            (1,157)            (3,826)            (3,314)
                                                   ---------------    ---------------    ---------------    ---------------
             Total investment income and expense            (552)               (703)            (2,349)              (953)

Net Loss                                            $    (14,315)      $     (13,016)     $     (35,625)    $      (59,346)
                                                   ===============    ===============    ===============    ===============
Net loss per share, basic and diluted               $      (0.79)      $       (0.72)     $       (1.97)    $        (3.32)
                                                   ---------------    ---------------    ---------------    ---------------

Weighted average shares outstanding, basic and
diluted                                                18,070,000         17,975,000         18,046,000         17,889,000
                                                   ===============    ===============    ===============    ===============
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Condensed Balance Sheet
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                                                      September        December 31,
                                                      30, 2003             2002
                                                   ---------------    ---------------
                                                     (unaudited)
Assets:
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Cash, cash equivalents, and investments                    50,884             73,701
Prepaid expenses and other current assets                   1,078              2,285
Equipment and leasehold improvements, net                  15,184             23,282
Land, building and equipment held for sale, net             3,699              4,520
Intangible assets, net                                      2,572              2,752
Other assets                                                1,456              1,426
                                                   ---------------    ---------------

  Total Assets                                           $ 74,873           $107,966
                                                   ===============    ===============

Liabilities and Stockholder's Equity:
Current liabilities                                         4,748              5,736
Notes payable                                              37,007             33,181
Deferred revenue                                               28
Deferred lease liability, net of current portion            1,202              1,509
Stockholders' equity                                       31,888             67,540
                                                   ---------------    ---------------
  Total Liabilities and stockholder's equity             $ 74,873           $107,966
                                                   ===============    ===============
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